UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia 31408

(Address of principal executive offices)      (Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2015, Citi Trends, Inc. (the “Company”) entered into the First Amendment to the Credit Agreement among the Company, as Borrower, the Company’s wholly-owned subsidiary, Citi Trends Marketing Solutions, Inc., as Guarantor, and Bank of America, N.A., as Lender (the “Amended Facility”), extending the term of the facility (which had been set to expire October 27, 2016) to August 18, 2020.  The five-year, $50 million Amended Facility includes a $25 million uncommitted “accordion” feature that under certain circumstances could allow the Company to increase the size of the facility to $75 million.  Borrowings, if any, under the Amended Facility will bear interest (a) for LIBOR Rate Loans, at LIBOR plus either 1.25% or 1.5%, or (b) for Base Rate Loans, at a rate equal to the highest of (i) the prime rate plus either 0.25% or 0.5%, (ii) the Federal Funds Rate plus either 0.75% or 1.0%, or (iii) LIBOR plus either 1.25% or 1.5%, based in any such case on the average daily availability for borrowings under the Amended Facility.  The Amended Facility continues to be secured by the Company’s inventory, accounts receivable and related assets, but not its real estate, fixtures and equipment.  The Amended Facility contains one financial covenant, a fixed charge coverage ratio, which is tested only in certain circumstances.

Item 2.02. Results of Operations and Financial Condition.

On August 19, 2015, the Company issued a press release reporting its financial results for its second quarter ended August 1, 2015 (the “Press Release”). A copy of the Press Release is attached to this Current Report on Form 8-K (“Current Report”) as Exhibit 99.1, the contents of which are incorporated herein solely for purposes of this Item 2.02 disclosure.

The information in this Item 2.02, including the Press Release attached to this Current Report, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 2.02, including the Press Release, shall not be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01 Other Events.

On August 19, 2015, the Company announced that its Board of Directors has approved a share repurchase program authorizing the Company to repurchase up to $15 million of its common stock (the “Share Repurchase Program”). Repurchases under the Share Repurchase Program may be made at management’s discretion from time to time on the open market, in privately negotiated transactions or otherwise, in each case subject to compliance with all Securities and Exchange Commission rules and other legal requirements, and may be made in part under one or more Rule 10b5-1 plans, which permit stock repurchases at times when the Company might otherwise be precluded from doing so.

Also on August 19, 2015, the Company announced that its Board of Directors had declared a quarterly dividend of $0.06 per common share (the “Dividend”). The Dividend is payable on September 15, 2015 to shareholders of record as of September 1, 2015. The declaration of any future cash dividends, and the establishment of record and payment dates, will be subject to final determination by the Board of Directors each quarter and will depend upon the Company’s financial condition, result of operations, cash requirements and surplus, legal requirements, capital requirements related to business initiatives, investments and acquisitions and other factors the Board of Directors may deem relevant.

For more information concerning the Share Repurchase Program and Dividend, see the information under the caption “Cash Dividend and Share Repurchase Program” in the Press Release attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.  The following Exhibits are filed herewith as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of August 18, 2015, by and among the Company, as Borrower, Citi Trends Marketing Solutions, Inc., as Guarantor, and Bank of America, N.A., as Lender.
99.1	Press Release dated August 19, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: August 19, 2015
	By:	/s/ Bruce D. Smith
	Name:	Bruce D. Smith
	Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of August 18, 2015, by and among the Company, as Borrower, Citi Trends Marketing Solutions, Inc., as Guarantor, and Bank of America, N.A., as Lender.
99.1	Press Release dated August 19, 2015.